Exhibit 3.1

BLUEROCK HOMES TRUST, INC.

FORM OF SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Bluerock Homes Trust, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

Article I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

Bluerock Homes Trust, Inc.

Article II

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the Charter, “REIT” means a real estate investment trust under Sections 856 through 860, or any successor sections, of the Code.

Article III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC — Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are CSC — Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation. The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board of Directors may from time to time determine.

Article IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Affiliate. The term “Affiliate” shall mean, with respect to any Class C Person, (i) any Class C Person directly or indirectly Controlling, Controlled by or under common Control with such Class C Person, or (ii) any officer, director, general partner or trustee of such Class C Person or any Class C Person referred to in the foregoing clause (i).

Aggregate Share Ownership Limit. The term “Aggregate Share Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding Shares or such other percentage determined by the Board in accordance with Section 6.1.8 of the Charter.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns Shares that are not actually outstanding (e.g. Shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever the Charter requires a determination of the percentage of outstanding Shares Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

C-Common Unit. The term “C-Common Unit” shall have the meaning set forth in the Partnership Agreement.

Class A Common Stock. The term “Class A Common Stock” shall have the meaning as provided in Section 5.2.5.

Class C Beneficial Owner. The term “Class C Beneficial Owner” (and, with correlative meaning, “Class C Beneficial Ownership”) has the meaning of “beneficial owner” set forth in Rule 13d-3 of the Exchange Act, except that, in calculating the Class C Beneficial Ownership of any particular Class C Person, such Class C Person will be deemed to have Class C Beneficial Ownership of all securities that such Class C Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

Class C Common Stock. The term “Class C Common Stock” shall have the meaning as provided in Section 5.2.5.

Class C Person. The term “Class C Person” shall mean an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association or limited liability company or any other individual or entity in its own or any representative capacity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Class C Transfer. The term “Class C Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Class C Person to acquire Class C Beneficial Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) any issuance, sale, transfer, gift, assignment, devise or other disposition of interests in other entities that result in changes in Class C Beneficial Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record or Class C Beneficially Owned and whether by operation of law or otherwise; provided that for purposes hereof, “Class C Transfer” shall not include any hypothecation, pledge or security interest that does not include a transfer or sharing of any voting rights of such securities unless and until the secured party gains possession or control of any such voting rights. The terms “Class C Transferring” and “Class C Transferred” shall have the correlative meanings.

C-LTIP Unit. The term “C-LTIP Unit” shall have the meaning set forth in the Partnership Agreement.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.2.6; provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter. The term “Charter” shall mean the charter of the Corporation.

Code. The term “Code” shall have the meaning as provided in Article II herein.

Common Share Ownership Limit. The term “Common Share Ownership Limit” shall mean 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares or such other percentage determined by the Board in accordance with Section 6.1.8 of the Charter.

Common Shares. The term “Common Shares” shall have the meaning as provided in Section 5.1 herein.

Common Unit. The term “Common Unit” shall have the meaning set forth in the Partnership Agreement.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Control. The term “Control” shall mean, when used with respect to any Class C Person, the power to direct the management and policies of such Class C Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.

Director. The term “Director” shall have the meaning as provided in Section 7.1 herein.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL) by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

DTC. The term “DTC” shall have the meaning as provided in Section 5.2.6(c) herein.

Excepted Holder. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 and subject to adjustment pursuant to Section 6.1.8, the percentage limit established by the Board of Directors pursuant to Section 6.1.7.

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Executive. The term “Executive” means each of R. Ramin Kamfar, James G. Babb, III, Jordan B. Ruddy, Ryan S. MacDonald, Christopher J. Vohs, Michael DiFranco and Jason Emala, in each case for so long as he remains employed by the Corporation or any of its Affiliates.

External Manager. The term “External Manager” shall have the meaning as provided in Section 7.9 herein.

Family Member. The term “Family Member” means, as to any Class C Person that is an individual, (i) such Class C Person’s spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister and (ii) any inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Class C Person, his or her spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister are the sole initial income beneficiaries.

Initial Holders. The term “Initial Holders” shall mean each of [      ].

LTIP Unit. The term “LTIP Unit” shall have the meaning set forth in the Partnership Agreement.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE American or, if such Shares are not listed or admitted to trading on the NYSE American, any other national securities exchange or, if such Shares are not listed or admitted to trading on any other national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Shares and any redemption of any Shares.

NYSE American. The term “NYSE American” shall mean the New York Stock Exchange American.

Operating Partnership. The term “Operating Partnership” shall mean Bluerock Residential Holdings, L.P., a Delaware limited partnership.

Optional Conversion Date. The term “Optional Conversion Date” shall have the meaning as provided in Section 5.2.6(c) herein.

Ownership Limits. The term “Ownership Limits” shall mean the Aggregate Share Ownership Limit and Common Share Ownership Limit, subject to adjustment pursuant to Section 6.1.8.

Partnership Agreement. The term “Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

Person. The term “Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 5.1 herein.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Article VI, would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own Shares in violation of Section 6.1.1(a), and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

Qualified Transferee. The term “Qualified Transferee” shall mean (i) any Executive, (ii) any Family Member or Affiliate of an Executive or of an Initial Holder, (iii) any Class C Person (to the extent not included in clause (ii)) Controlled by any combination of one or more Executives, an Initial Holder and/or one or more Family Members of an Executive or an Initial Holder or (iv) any Class C Person (to the extent not included in clause (ii) or (iii)) who is a Family Member of a Class C Person who Controls an Initial Holder. None of the Corporation, the Operating Partnership, or the Trustee shall be a Qualified Transferee.

REIT. The term “REIT” shall have the meaning as provided in Article II.

REIT Provisions of the Code. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) any issuance, sale, transfer, gift, assignment, devise or other disposition of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 6.2.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust. Until otherwise appointed by the Company, the initial Trustee shall be Kaplan Voekler Cunningham & Frank, PLC.

Article V

STOCK

5.1           Authorized Shares. The Corporation has authority to issue 1,000,000,000 Shares, consisting of 750,000,000 shares of common stock, $0.01 par value per share (“Common Shares”), and 250,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $10,000,000. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. Subject to any preferential rights in favor of any class of Preferred Shares, the Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series of Shares that the Corporation has authority to issue.

5.2           Common Shares.

5.2.1        Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.

5.2.2        Description. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, including the following sentence, each Common Share shall entitle the holder thereof to one vote per Common Share on all matters upon which Stockholders are entitled to vote. Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each share of Class C Common Stock shall entitle the holder thereof to a number of votes (including any fraction thereof) (“Class C Votes”) equal to the lesser of: (x) 50 and (y) the quotient of (A) the sum of (1) the number of shares of Class C Common Stock Class C Beneficially Owned by such holder plus (2) the number of C-LTIP Units Class C Beneficially Owned by such holder plus (3) the number of LTIP Units Class C Beneficially Owned by such holder plus (4) the number of C-Common Units Class C Beneficially Owned by such holder plus (5) the number of Common Units Class C Beneficially Owned by such holder (each of a share of Class C Common Stock, a C-LTIP Unit, a LTIP Unit, a C-Common Unit and a Common Unit, a “Class C Interest”) divided by (B) the number of shares of Class C Common Stock Class C Beneficially Owned by such holder. If any Class C Interest is Class C Beneficially Owned by more than one holder of Class C Common Stock and would, in the absence of this sentence, increase the number of Class C Votes of more than one such holder of Class C Common Stock by virtue of clause (y) of the immediately preceding sentence, then such Class C Interest shall only increase the number of Class C Votes of the ultimate Class C Beneficial Owner of such Class C Interest that is also such a holder of Class C Common Stock, and not any other holder of Class C Common Stock. The Class C Common Stock and Class A Common Stock shall vote together as a single class. Common Shares do not have cumulative voting rights. The Board, without any action by the Stockholders, may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

5.2.3        Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets, the aggregate assets available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class shall be entitled to receive, ratably with each other holder of Common Shares of such class, that portion of such aggregate assets available for Distribution as the number of outstanding Common Shares of such class held by such holder bears to the total number of outstanding Common Shares of such class then outstanding.

5.2.4        Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any class or series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

5.2.5        Classification. Immediately prior to the listing of a class of Common Shares on (i) the NYSE American, the New York Stock Exchange, or the Global Market or the Global Select Market of the Nasdaq Stock Market (or any successor to such entities), or (ii) a national securities exchange (or tier or segment thereof) that has listing standards that the United States Securities and Exchange Commission has determined by rule are substantially similar to the listing standards applicable to securities described in Section 18(b)(1)(A) of the Securities Act, 562,500,000 Common Shares shall be classified as Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and 187,500,000 Common Shares shall be classified as Class C Common Stock, $0.01 par value per share (the “Class C Common Stock”).

5.2.6        Conversion.

(a)           General. The Class A Common Stock is not convertible into or exchangeable for any other property or securities of the Corporation. The Class C Common Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 5.2.6.

(b)          Automatic Conversion. In the event that an Initial Holder or any of such Initial Holder’s Family Members (or, if such Initial Holder is not a natural person, a Class C Person who is a Family Member of a Class C Person who is a natural person and Controls such Initial Holder) Class C Transfers or causes to be Class C Transferred, directly or indirectly, Class C Beneficial Ownership of Class C Common Stock, other than to such Initial Holder or any of such Initial Holder’s Family Members (or, if such Initial Holder is not a natural person, other than to a Class C Person who is a Family Member of a Class C Person who is a natural person and Controls such Initial Holder), each share of Class C Common Stock being Class C Transferred shall convert automatically into one share of Class A Common Stock immediately prior to such Class C Transfer. Any shares of Class C Common Stock automatically converted pursuant to this paragraph (b) shall be converted as and at the times specified in this paragraph (b) without any further action by the holders thereof and whether or not the certificates representing such shares (if any) are surrendered to the Corporation. Upon the automatic conversion of shares of Class C Common Stock pursuant to this paragraph (b), the Class C Beneficial Owner thereof shall identify for the Corporation the holder of record of the shares so converted.

(c)           Optional Conversion. Pursuant to and in accordance with this paragraph (c), each holder of Class C Common Stock shall have the right, at such holder’s option at any time and from time to time, to convert all or a portion of such holder’s shares of Class C Common Stock into an equal number of fully paid and non-assessable shares of Class A Common Stock by delivering the certificates (if any) representing the shares of Class C Common Stock to be converted, duly endorsed for transfer, together with a written conversion notice to the transfer agent for the Class C Common Stock (or if there is no transfer agent, to the Corporation). Such conversion notice shall state: (i) the number of shares of Class C Common Stock to be converted and (ii) the date on which such conversion shall occur (which date shall be a Business Day no less than five (5) Business Days and not exceeding twenty (20) Business Days from the date of such conversion notice) (the “Optional Conversion Date”). Notwithstanding the foregoing, if the shares of Class C Common Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). In connection with the exercise of the optional conversion right included in this Section 5.2.6(c), the Corporation shall comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Class C Common Stock into Class A Common Stock. Holders of Class C Common Stock may withdraw any conversion notice by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Optional Conversion Date. The notice of withdrawal must state: (x) the number of withdrawn shares of Class C Common Stock; (y) if certificated shares of Class C Common Stock have been issued, the certificate numbers of the withdrawn shares of Class C Common Stock; and (z) the number of shares of Class C Common Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Class C Common Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures. Each conversion pursuant to this paragraph (c) for which the conversion notice has been given and not properly withdrawn shall be deemed to have been effected immediately prior to the close of business on the Optional Conversion Date.

5.2.7        Equal Status. Except as expressly provided herein, Class A Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

5.3           Preferred Shares. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any class or series from time to time, into one or more classes or series of Shares.

5.4           Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series of Shares; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.

5.5           Distributions; Subdivisions or Combinations. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source, including in Shares of one class payable to holders of Shares of another class, as the Board of Directors in its sole and absolute discretion shall determine. The Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code, unless the Board of Directors has determined, in its sole and absolute discretion, that maintaining the Corporation’s qualification as a REIT is not in the best interests of the Corporation; however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. Subject to the preferences applicable to any class or series of Preferred Shares, if any, outstanding at any time, if and when the Board of Directors authorizes or the Corporation declares a dividend or other Distribution in cash or other assets of the Corporation or in securities of the Corporation or from any other source with respect to each share of Class A Common Stock or Class C Common Stock, such authorization or declaration also shall constitute a simultaneous authorization or declaration of an equivalent dividend or Distribution with respect to each share of Class C Common Stock or Class A Common Stock, respectively. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class C Common Stock shall be subdivided or combined in the same manner. The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.

5.6           Charter and Bylaws. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the power to adopt, alter, amend or repeal any provision of the Bylaws and to make new Bylaws.

Article VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

6.1           Shares.

6.1.1        Ownership Limitations. Prior to the Restriction Termination Date:

(a)           Basic Restrictions.

(i)            (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)           No Person shall Beneficially Own Shares to the extent that such Beneficial Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii)          No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Company failing to qualify as a REIT.

(iv)          No Person shall Constructively Own Shares to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v)           Notwithstanding any other provisions contained herein but subject to Section 6.3 of this Article VI, any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)           Transfer in Trust. If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning Shares (as applicable) in violation of Section 6.1.1(a)(i), (ii), (iii) or (iv),

(i)            then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such Shares (or shall be divested of its rights in such shares); or

(ii)           if the Transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i), (ii), (iii) or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(c)           Transfer to Multiple Trusts. To the extent that, upon a transfer of Shares pursuant to Section 6.1.1(b), a violation of any provision of this Section 6.1 would nonetheless be continuing (for example where the ownership of Shares by a single Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is not violation of any provision of this Section 6.1.

6.1.2        Remedies for Breach. If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any Shares in violation of Section 6.1.1(a) (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfers or attempted Transfers in violation of Section 6.1.1(a) (or Non-Transfer Event that results in a violation of Section 6.1.1(a)) shall automatically result in the Transfer to the Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.

6.1.3        Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of Shares that will or may violate Section 6.1.1(a), or any Person who held or would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

6.1.4        Owners Required To Provide Information. Prior to the Restriction Termination Date:

(a)           every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding Shares, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b)           each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

6.1.5        Remedies Not Limited. Subject to Section 7.6 hereof, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s qualification as a REIT.

6.1.6        Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 and any definition contained in Article IV, including in the case of an ambiguity in the application of any provisions of this Section 6.1, Section 6.2 or any such definition, with respect to any situation based on the facts known to it. In the event Section 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article V or Sections 6.1 or 6.2.

6.1.7        Exceptions.

(a)           Subject to Section 6.1.1(a)(iii), the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from one or more of the Ownership Limits set forth in Section 6.1.1(a)(i)(1), (2) and (3) and establish or increase an Excepted Holder Limit for such Person, may prospectively waive the provisions of Section 6.1.1(a)(ii) with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 6.1.1(a)(iv) with respect to a Person if:

(i)            the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of such Shares in excess of the Ownership Limits or in violation of the limitations imposed by Section 6.1.1(a)(ii) or Section 6.1.1(a)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii)           such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically Transferred to a Trust in accordance with Sections 6.1.1(b) and 6.2.

(b)           Prior to granting any exception or waiver or creating or increasing any Excepted Holder Limit pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c)           Subject to Section 6.1.1(a)(iii), an underwriter, placement agent or initial purchaser in a Rule 144A transaction that participates in a public offering, private placement or other private offering of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own and Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent (i) necessary to facilitate such public offering, private placement or other private offering and (ii) such Beneficial Ownership or Constructive Ownership does not cause the Company to fail to satisfy the requirements of Section 856(a)(6) of the Code or cause a violation of Section 6.1.1(a)(iii) or (iv).

(d)          The Board of Directors may only revoke or reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

6.1.8        Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits. Subject to Section 6.1.1(a)(iii), the Board of Directors may from time to time increase one or both of the Ownership Limits for one or more Persons and decrease one or both of the Ownership Limits for all other Persons; provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of the decreased Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Ownership Limits; and provided, further, that the new Ownership Limits would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Shares permitted to be Beneficially Owned under such new Ownership Limits, taking into account the immediately preceding proviso permitting ownership in excess of decreased Ownership Limits in certain cases.

6.1.9        Legend. Each certificate representing Shares, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

6.2           Transfer of Shares in Trust.

6.2.1        Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 6.1.1(b) that would result in a Transfer of Shares to a Trust, such Shares shall be deemed to have been Transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the Transfer to the Trust pursuant to Section 6.1.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.

6.2.2        Status of Shares Held by the Trustee. Shares held by the Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

6.2.3        Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Trustee shall be paid with respect to such Shares to the Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other Distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Trustee and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been Transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

6.2.4        Sale of Shares by Trustee. As soon as reasonably practicable after receiving notice from the Corporation that Shares have been Transferred to the Trust (and no later than 20 days after receiving notice in the case of Shares that are listed or admitted to trading on any national securities exchange), the Trustee shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (b) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been Transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Trustee upon demand.

6.2.5        Purchase Right in Shares Transferred to the Trustee. Shares Transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 6.2.3 of this Article VI. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 6.2.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

6.2.6        Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate, and may subsequently change, the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (a) Shares held in the Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 6.1.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole and absolute discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article VI shall be binding on each Charitable Beneficiary.

6.3           NYSE American Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE American or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

6.4           Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

6.5           Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

6.6           Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Article VII

PROVISIONS FOR DEFINING, LIMITING AND REGULATING
CERTAIN POWERS OF THE CORPORATION AND OF
THE STOCKHOLDERS AND DIRECTORS

7.1            Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that, the total number of Directors shall never be less than the minimum number required by the MGCL. The names of the Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:

R. Ramin Kamfar
I. Bobby Majumder
Elizabeth Harrison
Kamal Jafarnia
Romano Tio

The Directors may increase the number of Directors and fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors, in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

7.2           General. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors may take any action that, in its sole and absolute discretion, is necessary or desirable to conduct the business of the Corporation. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of the Charter or determination made in good faith by the Board of Directors concerning its power and authority hereunder shall be conclusive.

7.3           Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of Shares entitled to cast a majority of all the votes entitled to be cast on the matter.

7.4           Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

7.5           Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security that the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

7.6           Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or the Bylaws; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; (vi) the number of Shares of any class of the Corporation; (vii) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; (viii) any interpretation of the terms and conditions of one or more agreements with any Person; (ix) the compensation of Directors, officers, employees or agents of the Corporation; or (x) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination.

7.7           REIT Qualification. The Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VI is no longer required for REIT qualification.

7.8           Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors. For purposes of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or final judgment of a court of competent jurisdiction holding that such Director caused demonstrable material harm to the Corporation through bad faith or active and deliberate dishonesty.

7.9           Advisor Agreements. Subject to such conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any Person whereby, subject to the supervision and control of the Board of Directors, any such other Person shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) (each, an “External Manager”) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Article VIII

LIABILITY LIMITATION AND INDEMNIFICATION

8.1           Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a Stockholder.

8.2           Limitation of Director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

8.3           Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity, (b) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in such capacity, or (c) any External Manager acting as an agent of the Corporation who is made or threatened to be made a party to, or witness in, the proceeding by reason of its service in such capacity. The rights to indemnification and advance of expenses provided by the Charter to a Director or officer shall vest immediately upon the election of such Director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a), (b) or (c) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board of Directors may take such action as is necessary to carry out this Section 8.3. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.

Neither the amendment nor repeal of this Section 8.3, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Article IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if approved by the affirmative vote of the holders of Shares entitled to cast a majority of all votes entitled to be cast on the matter.

THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholder(s) of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 7.1 of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was [                     ], consisting of [      ] shares of common stock, $0.01 par value per share, and [                   ] shares of preferred stock, $[            ] par value per share. The aggregate par value of all shares of stock having par value was $[            ].

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 1,000,000,000, consisting of 750,000,000 shares of common stock, $0.01 par value per share and 250,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $10,000,000.

NINTH: The undersigned acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this [      ] day of [             ], 2022.

ATTEST:	BLUEROCK HOMES TRUST, INC.

(SEAL)

Name:	Michael L. Konig	Name:	R. Ramin Kamfar
Title:	Secretary	Title:	Chief Executive Officer and President